EXHIBIT 99.1

FOR IMMEDIATE RELEASE                               CONTACT:  Leonard Moodispaw
                                                              President and CEO
                                                                   301.939.7000

                      ESSEX EXPANDS WITH THE ACQUISITION OF
                      SENSYS DEVELOPMENT LABORATORIES, INC.


Columbia, MD, March 3, 2003 - Essex Corporation [OTCBB: ESEX], a developer of signal processing algorithms and optical solutions for defense and intelligence applications, announced today that it has acquired privately owned Sensys Development Laboratories, Inc. (SDL), a Maryland-based provider of systems and software engineering services to the Intelligence Community. SDL's 28 people will add approximately $4 million to 2003 Essex revenues, projected to exceed $14 million post-acquisition.

SDL's skills and experience are highly complementary to Essex core competencies in image and signal processing technology. This acquisition expands Essex resources and capabilities to deliver information and communications solutions to the highly demanding Intelligence Community and to future commercial accounts.

"We expect Essex's performance in 2003 to reflect significant revenue growth and bottom-line improvement springing from our increasing powerhouse of talent and technology," observed Leonard Moodispaw, Essex Corporation CEO. "We are expanding customer relationships, adding new customers and augmenting people and contracts through organic growth, strategic acquisitions and superb execution. The strengths brought by SDL amplify the capacities of Essex to supply urgently needed solutions to the Intelligence Community."

"Our exciting and challenging business combination broadens the array of opportunities in which the SDL team will apply its technical experience," said Richard Krauss, President of SDL. "It opens new avenues for personal growth of SDL people, all of whom share the commitment to excellence, innovation and cutting edge technology for which Essex has long been known."

ABOUT ESSEX: Founded in 1969 with headquarters in Columbia, MD, Essex is an experienced and respected optical and communications engineering company that designs and builds creative solutions to complex problems for commercial telecommunications and national defense organizations. For more information contact Essex Corporation, 9150 Guilford Road, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at www.essexcorp.com.

THIS PRESS RELEASE  CONTAINS  FORWARD-LOOKING  STATEMENTS  WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE BUT ARE NOT LIMITED TO THE ABILITY OF ESSEX CORPORATION TO RAISE NECESSARY DEVELOPMENT FUNDS, ENTER INTO STRATEGIC RELATIONSHIPS WITH KEY INDUSTRY PARTICIPANTS, DEVELOP AND BUILD OPTOELECTRONICS DEVICES AND PROTECT AND DEFEND ITS INTELLECTUAL PROPERTY, AND CHANGES IN TECHNOLOGY, TECHNICAL OBSOLESCENCE, CHANGES IN CUSTOMER NEEDS, NEW PRODUCT DEVELOPMENTS, COMPETITIVE FACTORS IN THE INDUSTRY AND UNCERTAINTY OF MARKET ACCEPTANCE. ESSEX CORPORATION ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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